UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 15, 2011

INVESTORS BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-51557	22-3493930
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

101 JFK Parkway, Short Hills, New Jersey	07078
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (973) 924-5100

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On November 15, 2011, Investors Bancorp, Inc. (the “Investors Bancorp” or the “Company”) executed an amendment (the “Amendment”) to the agreement and plan of merger (the “Merger Agreement”) by and between (i) Investors Bank, the Company, and Investors Bancorp, MHC (“Investors MHC”), and (ii) Brooklyn Federal Savings Bank (“Brooklyn Federal Savings”), Brooklyn Federal Bancorp, Inc. and BFS Bancorp, MHC (“Brooklyn MHC”).  The Merger Agreement provides for, among other things, the merger of Brooklyn Federal Bancorp, Inc. into the Company (the “Mid-Tier Merger”).  The purpose of this Amendment is to reduce the break-up fee payable to the Company under the circumstances described below.

On October 28, 2011, the Company entered into a Memorandum of Understanding related to a purported class action lawsuit filed by Joseph Underwood, a shareholder represented by the law firm of Brower Piven, a Professional Corporation, in the Supreme Court of the State of New York, County of Kings against Brooklyn Federal Bancorp, Inc., Brooklyn MHC, Brooklyn Federal Savings and their respective directors, and the Company, Investors MHC, and Investors Bank (the “Lawsuit”), and a lawsuit filed on September 16, 2011, by Russ Bastin, a shareholder represented by the law firm of Brodsky & Smith, LLC, who filed a similar and substantially identical shareholder action in the Supreme Court of the State of New York, County of Kings, against the same defendants (collectively with the Lawsuit, the “Shareholder Actions”).

Previously, on October 18, 2011, the parties to the Shareholder Actions filed a Stipulation and Proposed Order Consolidating Related Shareholder Actions and Appointing Interim Co-Lead Counsel (the “Proposed Order”) for the Plaintiffs with the court.  The parties’ stipulation provides for, among other things, the consolidation of the Bastin Matter, the Lawsuit, and any other shareholder action filed in or transferred to the court that involves similar questions of law or fact.  The Proposed Order is awaiting approval by the court.

Pursuant to the Memorandum of Understanding, the parties contemplate entering into a stipulation of settlement (the “Stipulation of Settlement”) that will settle and release all claims that were asserted and/or could have been asserted by the parties in connection with the Shareholder Actions.  The following actions are expected to be taken by the defendants:

•
Investors Bancorp, without admitting any liability or wrongdoing, will pay Brooklyn Federal Bancorp, Inc. shareholders of record (other than BFS Bancorp, MHC) as of the effective date of the mergers contemplated by the Merger Agreement, an additional $0.07 per share, upon consummation thereof, in consideration for settlement of all claims in the Shareholder Actions and the releases described below, provided, however, that such shareholders do not opt out of the settlement;

•
Section 10.02(b)(iii) of the Merger Agreement will be modified to provide that the Investors Bancorp Fee, as defined in the Merger Agreement, will be reduced to $300,000, subject to the condition that the Stipulation of Settlement, to be prepared by the parties, is approved by the appropriate court.  If the Stipulation of Settlement is not approved by the court, the Investors Bancorp Fee shall be equal to $460,000, plus out-of-pocket expenses not to exceed the sum of $50,000 less any loan inventory expenses paid by Brooklyn Federal Savings Bank pursuant to Section 5.03 of the Merger Agreement; and

•
The plaintiffs are to be provided with a copy of the proxy statement before issuance for their review, and the defendants must consider in good faith any changes thereto proposed by plaintiffs up until a reasonable time before the definitive proxy is filed.

The Stipulation of Settlement will include terms proposing the certification of a non-opt out class with respect to all claims for injunctive, declaratory and other equitable relief.  Under the terms of the Amendment, in the event that the Stipulation of Settlement is rejected or denied by the appropriate court, or is otherwise terminated in accordance with its terms, the Amendment will become null and void.  A copy of the Amendment is included in Exhibit 2.1 hereto and is incorporated herein by reference.

Item 9.01.                      Financial Statements and Exhibits.

(a)		Not Applicable.
(b)		Not Applicable.
(c)		Not Applicable.
(d)		Exhibits

	2.1	First Amendment to Merger Agreement, dated November 15, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INVESTORS BANCORP, INC.
DATE: November 18, 2011	By:	/s/ Thomas F. Splaine, Jr.
Thomas F. Splaine, Jr.
Senior Vice President and Chief Financial Officer